Dechert Price & Rhoads
                               1500 K Street, N.W.
                           Washington, D.C. 20005-1208
                            Telephone: (202) 626-3300
                               Fax: (202) 626-3334


                                February 24, 1997


Templeton Institutional Funds, Inc.
700 Central Avenue
St. Petersburg, Florida  33701

Dear Sir or Madam:

         As counsel for Templeton Institutional Funds, Inc. (the "Company") during the fiscal year ended December 31, 1996, we are familiar with the registration of the Company under the Investment Company Act of 1940 (File No. 811-6135) and the registration statement relating to its shares of common stock (the "Shares") under the Securities Act of 1933 (File No. 33-35779)(the "Registration Statement"). We also have examined such other Company records, agreements, documents and instruments as we deemed appropriate.

         Based upon the foregoing, it is our opinion with respect to the 124,806,304 Shares (representing 55,881,428 Shares of the Emerging Markets Series, 65,280,523 Shares of the Foreign Equity Series, 3,587,463 Shares of the Growth Series, 16 Shares of the Global Fixed Income Series, and 56,874 Shares of the Foreign Equity (South Africa Free) Series) the registration of which is being made definite by the Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 ("Notice") being filed by the Company for its fiscal year ended December 31, 1996, assuming such Shares were sold at the public offering price and delivered by the Company against receipt of the net asset value of the Shares in compliance with the terms of the Registration Statement and the requirements of applicable law, that such Shares were, when sold, duly and validly authorized, legally and validly issued, fully paid, and non-assessable.

         We consent to the filing of this opinion in connection with the Notice for the fiscal year ended December 31, 1996 pursuant to Rule 24f-2 under the Investment Company Act of 1940 to be filed on behalf of the Company with the Securities and Exchange Commission.

                                  Very truly yours,

                                   /s/ DECHERT PRICE & RHOADS